Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

N E W S R E L E A S E

Websense Confirms First Quarter 2009 Results and Increases Full-Year

Non-GAAP Operating Margin and Non-GAAP Earnings Guidance Ranges

Quarterly cash flow from operations at all-time high

SAN DIEGO, April 28, 2009 — Websense, Inc. (NASDAQ: WBSN) today confirmed financial results for the first quarter of 2009 and increased the guidance ranges for non-GAAP operating margin and non-GAAP earnings per diluted share for the full year, reflecting strong first quarter revenue and earnings performance.

First Quarter 2009 GAAP Financial Highlights:

•

Revenue, calculated in accordance with generally accepted accounting principles (GAAP), increased 21 percent from the first quarter of 2008 to $81 million, continuing the company’s unbroken record of double-digit year-over-year growth since the company’s initial public offering in 2000. Revenue included approximately $20.2 million of new and renewal subscriptions for SurfControl products.

•	Operating income was $5.5 million, compared to an operating loss of $14.1 million in the first quarter of 2008.

•	Net loss declined 31 percent to approximately $4.3 million, or 10 cents per diluted share, compared to a net loss of $6.2 million, or 14 cents per diluted share, in the first quarter of 2008.

•	Quarterly cash flow from operations of $36.2 million was an all-time record, driven by strong receivables collections and expense management.

•	Long-term debt of $110 million reflects early repayments of $15 million in the quarter and compares to $160 million at the end of the first quarter of 2008.

First Quarter 2009 Non-GAAP Financial Highlights

•	Billings, which represent the full amount of subscription contracts billed to customers during the period, totaled $67.0 million, compared to $67.5 million in the first quarter of 2008.

•

International billings were approximately $32.9 million, compared to $35.5 million in the first quarter of 2008. Using the same currency exchange rates that prevailed in the first quarter of 2008, international billings would have been approximately $37.9 million.

•

Non-GAAP revenue of $86.5 million included approximately $5.5 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP revenue in the first quarter of 2008 was also $86.5 million, which included approximately $19.6 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent company.

•	Non-GAAP operating income was $26.8 million, representing 31 percent of non-GAAP revenue. This compares to $27.8 million in the first quarter of 2008.

•	Non-GAAP net income increased 4 percent from the first quarter of 2008 to $16.8 million, or 37 cents per diluted share, from $16.1 million, or 35 cents per diluted share.

“We continue to extend our technology and product leadership, and the results were evident in the growth of new and add-on business in the first quarter,” said Websense Chief Executive Officer Gene Hodges. “Additionally, good renewal performance and ongoing expense management give us confidence we can meet our financial goals for the year.”

Quarterly Business Metrics Summary:

Dollars in thousands, except earnings per diluted share, product seats under subscription, average contract value, average contract duration and all percentage metrics.

	Q1’09	Q1’08	Change
Billings	$67,016	$67,540	(1%)
GAAP revenue	80,980	66,984	21%
GAAP operating income (loss)	5,472	(14,089)	139%
GAAP net loss	(4,295)	(6,237)	(31%)
GAAP loss per diluted share	($0.10)	($0.14)	(29%)

Non-GAAP revenue	86,465	86,539	0%
Non-GAAP operating income	26,819	27,801	(4%)
Non-GAAP net income	16,766	16,127	4%
Non-GAAP earnings per diluted share	$0.37	$0.35	6%
Product seats under subscription (millions)	44.4	42.4	+2.0 million
International billings (% of total)	49%	52%	(6%)
Average contract value	$6,600	$7,000	(6%)
Billings from renewals (% of total)	75-80%	75-80%	—
Average contract duration (months)	21.4	20.6	+0.8 months

*A detailed description of the company’s non-GAAP financial data appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the table “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Balance Sheet and Operating Cash Flow Metrics

Highlights of the balance sheet and cash flow performance compared to the first quarter of 2008 included:

•	Cash, cash equivalents and restricted cash worldwide of $76.2 million, compared with $72.6 million at the end of the first quarter of 2008.

•	Total GAAP deferred revenue of $318.8 million, an increase of 11 percent compared to $287.6 million at the end of the first quarter of 2008.

•

Non-GAAP deferred revenue of $333.6 million, including approximately $14.8 million of deferred revenue from SurfControl that was included in SurfControl’s deferred revenue as of the date of the acquisition, but is not included in the company’s GAAP deferred revenue on a post-acquisition basis due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. This compares to non-GAAP deferred revenue of $340.8 million at the end of the first quarter of 2008.

•

Accounts receivable of $48.6 million, representing 68 days of sales outstanding. This compares to 70 days outstanding at the end of the fourth quarter of 2008 and 63 days outstanding at the end of the first quarter of 2008.

•

Cash flow from operations during the first quarter of 2009 was a record $36.2 million, compared to $18.9 million in the first quarter of 2008. The increase was the result of higher beginning accounts receivable balances coupled with strong collections performance and expense management, as well as a decrease in expenses related to the integration of SurfControl. Acquisition related integration expenses were approximately $11 million in the first quarter of 2008, compared to approximately $91,000 in the first quarter of 2009.

•	Capital expenditures were $3.4 million in the quarter, compared to $2.4 million in the first quarter of 2008. The increase was driven by the build out of facilities in China and Ireland.

During the quarter, the company prepaid an additional $15 million in long term debt, bringing total principal payments to $100 million since October 2007, and reducing long term debt to $110 million as of March 31, 2009. The company also repurchased a total of approximately 649,500 shares during the quarter for approximately $7.5 million under a 10b5-1 stock repurchase plan.

Outlook for Fiscal Year 2009 and 2010

Websense updates its annual guidance on its anticipated financial performance for the fiscal year each quarter based on its assessment of the current business environment and historical seasonal trends in its business and prevailing exchange rates between the US dollar and other major currencies. In providing guidance, the company emphasizes that its forward-looking statements are based on current expectations and prevailing currency exchange rates on the date the guidance is provided and disclaims any obligation to update the statements as circumstances change.

2009 Outlook (as of 04/28/09)
Billings	$365 – 375 million
Billings from renewals (% of total)	75 – 80%
GAAP revenue	$326 – 334 million
Non-GAAP revenue	$342 – 350 million
Non-GAAP operating margin	26 – 29%
Stock-based compensation expense	$26 – 28 million
Amortization of intangible assets (non-cash)	approximately $39 million
Net cash interest expense	$5 – 6 million
Non-GAAP earnings per diluted share	$1.25 – 1.35
Estimated Non-GAAP tax rate	34 – 35%
Average diluted shares outstanding	44 – 46 million

Billings guidance for 2009 assumes an average contract duration in the range of 20 to 22 months. GAAP cash flow from operations for the year is expected to total more than $85 million, compared to $65.8 million in GAAP cash flow from operations in 2008.

Non-GAAP guidance for 2009 revenue and diluted earnings per share includes approximately $16.1 million in subscription revenue of SurfControl that would have been recognized under subscriptions that were included in deferred revenue as of the date of the acquisition that will not be recognized as revenue during the applicable period as revenue on a post acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

Additionally, non-GAAP revenue for the second quarter of 2009 is expected to decline by approximately $2 million from first quarter 2009 non-GAAP revenue. Non-GAAP revenue for the third and fourth quarters of 2009 is expected to increase modestly on a sequential basis.

For 2010, the company believes it has the potential to generate substantial growth in non-GAAP earnings per diluted share of more than $1.50 per share, assuming that the company generates 2009 billings within the guidance range, and assuming expenses grow as planned in the range of 6 to 7 percent annually in 2009 and 2010.

Conference Call

Management will host a conference call and simultaneous webcast to discuss the final results today, April 28, at 2:00 p.m. Pacific Time. To participate in the conference call, investors should dial 877-852-6583 (domestic) or 719-325-4823 (international) ten minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through June 30, 2009, and a taped replay of the call will be available for one week at 719-457-0820 or 888-203-1112, passcode 4029109.

Non-GAAP Financial Measures

This news release provides financial measures for the first quarter of 2009, including measures for revenue, gross margin, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the first quarter of 2009 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, first quarter GAAP operating results exclude certain cash and non-cash expenses relating the company’s acquisitions, including amortization of intangible assets and deferred financing fees, restructuring costs relating to facility closures, integration travel, and professional fees, as well as stock based compensation expense and related tax effects. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the first quarter and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides guidance for the fiscal year 2009 and 2010, including guidance for revenue, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the full year 2009 and 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

This news release also includes financial measures for billings for the first quarter and for guidance for the fiscal year 2009 and 2010 that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in news releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll-forward of deferred revenue for the first quarter of 2009 is set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for more than 44 million product seats under subscription. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

Websense is a registered trademark of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

Follow Websense on Twitter: http://www.twitter.com/websense.

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, our guidance and financial outlook for the company’s 2009 and 2010 fiscal years, and statements about our technology and product leadership, growth trends and expense management, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31, 2009	March 31, 2008
Revenue	$80,980	$66,984
Cost of revenues:
Cost of revenues	8,575	8,867
Amortization of acquired technology	3,256	3,072

Total cost of revenues	11,831	11,939

Gross margin	69,149	55,045
Operating expenses:
Selling and marketing	39,832	42,821
Research and development	12,843	13,460
General and administrative	11,002	12,853

Total operating expenses	63,677	69,134

Income (loss) from operations	5,472	(14,089)
Interest expense	(2,212)	(4,432)
Other income (expense), net	357	(109)

Income (loss) before income taxes	3,617	(18,630)
Provision (benefit) for income taxes	7,912	(12,393)

Net loss	$(4,295)	$(6,237)

Basic and diluted net loss per share	$(0.10)	$(0.14)

Basic and diluted common shares	44,825	45,395

Financial Data:
Total deferred revenue	$318,800	$287,628

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$74,396	$64,310
Cash and cash equivalents—restricted	1,774	2,673
Accounts receivable, net	48,583	82,032
Prepaid income taxes	3,706	3,723
Current portion of deferred income taxes	33,066	33,125
Other current assets	9,149	9,029

Total current assets	170,674	194,892
Property and equipment, net	15,338	14,312
Intangible assets, net	96,657	106,493
Goodwill	374,410	374,410
Deferred income taxes, less current portion	23,203	21,092
Deposits and other assets	3,421	3,933

Total assets	$683,703	$715,132

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,607	$2,719
Accrued compensation and related benefits	16,305	19,087
Other accrued expenses	26,808	28,440
Current portion of income taxes payable	17,647	8,010
Current portion of senior secured term loan	7,418	4,112
Current portion of deferred tax liability	685	1,053
Current portion of deferred revenue	212,974	220,607

Total current liabilities	285,444	284,028
Income taxes payable, less current portion	10,211	10,098
Senior secured term loan, less current portion	102,582	120,888
Deferred tax liability, less current portion	8,840	10,523
Deferred revenue, less current portion	105,826	112,157
Other long term liabilities	2,007	2,617

Total liabilities	514,910	540,311
Stockholders’ equity:
Common stock	523	522
Additional paid-in capital	305,202	299,657
Treasury stock, at cost	(167,427)	(159,842)
Retained earnings	33,642	37,937
Accumulated other comprehensive loss	(3,147)	(3,453)

Total stockholders’ equity	168,793	174,821

Total liabilities and stockholders’ equity	$683,703	$715,132

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Three Months Ended
	March 31, 2009	March 31, 2008
Operating activities:
Net loss	$(4,295)	$(6,237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,904	16,064
Share-based compensation	6,144	6,168
Deferred income taxes	(4,360)	(18,241)
Unrealized (gain) loss on foreign exchange	(436)	670
Tax shortfall from stock option exercises	625	—
Changes in operating assets and liabilities:
Accounts receivable	33,775	28,916
Other assets	(574)	112
Accounts payable	1,187	(3,073)
Accrued compensation and related benefits	(2,895)	(7,826)
Other liabilities	(1,154)	(2,462)
Deferred revenue	(13,963)	1,691
Income taxes payable	9,220	3,127

Net cash provided by operating activities	36,178	18,909

Investing activities:
Change in restricted cash and cash equivalents	913	(1,240)
Purchase of property and equipment	(3,402)	(2,388)
Purchase of intangible assets	—	(375)
Cash refunded from PortAuthority acquisition	—	147
Cash received from sale of CyberPatrol assets	—	1,400
Purchases of marketable securities	—	(20,160)
Maturities of marketable securities	—	39,323

Net cash (used in) provided by investing activities	(2,489)	16,707

Financing activities:
Principal payments on senior secured term loan	(15,000)	(30,000)
Proceeds from exercise of stock options	26	224
Tax shortfall from stock option exercises	(625)	—
Purchase of treasury stock	(7,027)	(2,797)

Net cash used in financing activities	(22,626)	(32,573)

Effect of exchange rate changes on cash and cash equivalents	(977)	360
Increase in cash and cash equivalents	10,086	3,403
Cash and cash equivalents at beginning of period	64,310	66,163

Cash and cash equivalents at end of period	$74,396	$69,566

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31, 2009	March 31, 2008
GAAP Revenue	$80,980	$66,984
Deferred revenue related to SurfControl acquisition (1)	5,485	19,555

Non-GAAP Revenue	$86,465	$86,539

GAAP Gross margin	$69,149	$55,045
Deferred revenue related to SurfControl acquisition (1)	5,485	19,555
Amortization of acquired technology (3)	3,036	2,943
Restructuring and integration related items (4)	3	563
Stock-based compensation (2)	299	361

Gross margin adjustment	8,823	23,422

Non-GAAP Gross margin	$77,972	$78,467

GAAP Operating expenses	$63,677	$69,134
Amortization of other intangible assets (3)	(6,590)	(9,364)
Restructuring and integration related items (4)	(89)	(3,297)
Stock-based compensation (2)	(5,845)	(5,807)

Operating expense adjustment	(12,524)	(18,468)

Non-GAAP Operating expenses	$51,153	$50,666

GAAP Income (loss) from operations	$5,472	$(14,089)
Gross margin adjustment	8,823	23,422
Operating expense adjustment	12,524	18,468

Non-GAAP Income from operations	$26,819	$27,801

GAAP Net loss	$(4,295)	$(6,237)
Gross margin adjustment	8,823	23,422
Operating expense adjustment	12,524	18,468
Amortization of deferred financing fees (5)	439	1,040
Impact of favorable tax ruling (6)	—	(2,682)
Income tax effect on the above items (7)	(725)	(17,884)

Non-GAAP Net income	$16,766	$16,127

GAAP Net loss per share	$(0.10)	$(0.14)
Non-GAAP adjustments as described above per share, net of tax (1-7)	0.47	0.49

Non-GAAP Net income per share	$0.37	$0.35

GAAP Diluted common shares	44,825	45,395
Effect of dilutive securities (8)	176	373

Non-GAAP Diluted common shares	45,001	45,768

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, stock-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscription) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.
(2)	Stock-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with SFAS 123(R). When evaluating the performance of our business and developing short and long-term plans, we do not consider stock-based compensation charges. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of SFAS 123(R) on our operating results.
(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.
(5)	Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the optional prepayments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.
(6)	Impact of favorable tax ruling. During the first quarter of 2008, we received a favorable state tax ruling regarding unrecognized state income tax benefits. Because the impact is non-recurring, we excluded the impact when presenting non-GAAP financial measures.
(7)	Income tax effect on the above items. This amount adjusts the provision (benefit) for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.
(8)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

(9)	For the three months ended March 31, 2009 and 2008, respectively, acquisition related expenses (i.e., amortization of acquired technology and other intangible assets and restructuring and integration) and stock-based compensation expenses were allocated as follows:

	Three Months Ended March 31, 2009
	Acquisition Related Expenses (3,4)	Stock-based Compensation (2)	Total
Cost of revenues	$(3)	$(299)	$(302)
Amortization of acquired technology	(3,036)	—	(3,036)
Selling and marketing	(6,598)	(1,913)	(8,511)
Research and development	(3)	(1,095)	(1,098)
General and administrative	(78)	(2,837)	(2,915)

Total	$(9,718)	$(6,144)	$(15,862)

	Three Months Ended March 31, 2008
	Acquisition Related Expenses (3,4)	Stock-based Compensation (2)	Total
Cost of revenues	$(563)	$(361)	$(924)
Amortization of acquired technology	(2,943)	—	(2,943)
Selling and marketing	(10,206)	(2,317)	(12,523)
Research and development	(476)	(1,124)	(1,600)
General and administrative	(1,979)	(2,366)	(4,345)

Total	$(16,167)	$(6,168)	$(22,335)

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP Deferred revenue balance at December 31, 2008	$332,764
Net billings during first quarter 2009	67,016
Less GAAP revenue recognized during first quarter 2009	(80,980)

GAAP Deferred revenue balance at March 31, 2009	$318,800

Websense, Inc. Rollforward of Non-GAAP Deferred Revenue (Unaudited and in thousands)
Non-GAAP deferred revenue balance at December 31, 2008	$353,066
Net billings during first quarter 2009	67,016
Less Non-GAAP revenue recognized during first quarter 2009	(86,465)

Non-GAAP deferred revenue balance at March 31, 2009	$333,617

Websense, Inc. Reconciliation of GAAP to Non-GAAP Deferred Revenue (Unaudited and in thousands)
GAAP deferred revenue balance at March 31, 2009	$318,800
Add-back: Deferred revenue related to SurfControl acquisition	14,817

Non-GAAP deferred revenue balance at March 31, 2009	$333,617